Exhibit (d)(12)

Bologna, April 30th 2009

We have today received your letter dated April 30th 2009, which we have reproduced in its entirety and have signed same by way of our unconditional and irrevocable acceptance thereof.

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UniCredit Corporate Banking S.p.A.

Filiale di Casalecchio di Reno (BO)

Via Guglielmo Marconi n. 34/2

Casalecchio di Reno (BO)

Bologna, 30/04/2009

Dear Sirs,

Re:	Amendment agreement to the credit line agreement entered into on 3 October 2007 between UniCredit Corporate Banking S.p.A. and KEMET Corporation (hereinafter also the “Amendment Agreement”)

Further to our discussions, please find herein below our proposal for the execution of the Amendment Agreement in relation to the Credit Line Agreement (as defined below).

WHEREAS

(A)                              with agreement dated 3 October 2007 (the “Credit Line Agreement”), executed in Casalecchio di Reno (BO) between UniCredit Corporate Banking S.p.A. (formerly known as UniCredit Banca d’Impresa S.p.A.) (“UniCredit”) and KEMET Corporation (“Kemet”), as amended by the same parties by means of a letter of extension executed on April 3, 2009, UniCredit granted to Kemet a credit line (register code no.                 — account no.                ) for a total amount of Euro 47,000,000.00 (the “Credit Line”) pursuant to the terms and conditions set forth under the term sheet executed by the Parties (as defined below) on 3 October 2007 (the “Term Sheet”);

(B)                              as of today, the outstanding sums due by Kemet to UniCredit under the Credit Line amounts to Euro 35,000,000.00;

UniCredit Corporate Banking S.p.A.

(C)                             Kemet intends to execute with K FINANCING, LLC (the “US Lender”) a new facility agreement (the “US Facility Agreement”) with an aggregate principal amount up to USD 77,500,000.00, as such amount may be increased of 10% (i.e.: up to an aggregate principal amount of USD 85.250.000,00), in accordance with the terms thereof (the “US Facilities”), whose proceeds shall be used by Kemet (among other purposes) to complete a tender offer for all or substantially all of Kemet’s outstanding 2.25% convertible senior notes, issued by Kemet pursuant to an Indenture, dated as of November 1, 2006, which notes collectively have an aggregate principal amount equal to USD 175,000,000.00 (the “Notes”);

(D)                             in the context of the transaction described under the above paragraph, Kemet will issue to the US Lender, or an affiliate thereof, warrants to purchase shares of Kemet’s common stock, and Kemet and the US Lender, or such affiliate, shall also execute, among others, an investor rights agreement (the “Investor Rights Agreement”) which provides (i) for registration rights relating to the aforementioned warrants, (ii) the right for the US Lender, or such affiliate, to designate up to three persons for nomination for election to Kemet’s board of directors by Kemet’s stockholders so long as the US Lender, or such affiliate, retains a significant equity interest in Kemet, and (iii) certain pre-emptive rights to participate in any future equity offerings by Kemet;

(E)                              the US Facility Agreement provides as a condition precedent to the drawdown of the US Facilities, among others, the execution of this Amendment Agreement in order to provide that the transactions described under the above recitals are permitted, in all aspects, under the Credit Line Agreement;

(F)                              UniCredit and Kemet intend to amend the Credit Line Agreement under the terms set forth below, without any novation effect (effetto novativo).

UniCredit and Kemet are hereinafter referred to, collectively, as the “Parties”, or, individually, the “Party”.

Now therefore, the Parties hereby acknowledge and agree as follows:

Recitals and Definitions

The recitals form an integral and substantial part of this Amendment Agreement.

Unless a contrary indication appears, a term defined in the Credit Line Agreement and/or in the Term Sheet has the same meaning when used in this Amendment Agreement.

In this Amendment Agreement:

“Effective Date” means the date on which the conditions precedent listed under Clause 3 (Conditions Precedent) are satisfied. It is understood that the Conditions Precedent shall be satisfied not later than 1st June 2009 and that in lack of such event this Amendment Agreement shall be automatically terminated.

Amendments to the Credit Line Agreement

With effect from the Effective Date:

the validity of the Credit Line is extended until 1 April 2013 (the “New Final Expiration Date”);

the principal outstanding amount of the Credit Line shall be repaid according to the following amortization schedule:

Date	Amount to be repaid

1/01/2010	Euro	2,000,000.00=

01/07/2010	Euro	2,000,000.00=

01/01/2011	Euro	2,000,000.00=

01/07/2011	Euro	5,000,000.00=

01/01/2012	Euro	5,000,000.00=

01/07/2012	Euro	5,000,000.00=

01/01/2013	Euro	5,000,000.00=

Final Expiration Date (01/04/2013)	Euro	9,000,000.00=

in the section named “Mandatory Prepayment” of the Term Sheet, the words “a change of ownership or control of the Borrower” shall be supplemented as follows: “a change of ownership or control of the Borrower, unless the ownership or control of the Borrower is acquired by the US Lender, or an affiliate thereof”.

Conditions Precedent

The provisions of Clause o (Amendments to the Credit Line Agreement) shall be binding and effective only if Unicredit has received:

a copy of the US Facility Agreement duly executed between Kemet and the US Lender;

a copy of the Investor Rights Agreement duly executed between Kemet and the US Lender, and evidence of the drawdown of the term loan facility under the US Facility Agreement,

as soon as all the above documents are delivered to UniCredit, the latter shall promptly notify Kemet that such conditions precedent indicated above are satisfied.

No Novation and Miscellanea

The amendments made by means of this Amendment Agreement to the Credit Line Agreement are deemed to be incorporated in the Credit Line Agreement.

The provisions of the Credit Line Agreement not amended by means of this Amendment Agreement shall remain in full force and effect as originally agreed.

The Parties hereby expressly acknowledge and agree that the amendments made to the Credit Line Agreement by means of this Amendment Agreement constitute ancillary (accessorie) and not substantial (sostanziali) amendments, and shall not novate any of the obligations set forth under the Credit Line Agreement.

The Parties hereby acknowledge and agree that each of the provisions of this Amendment Agreement has been specifically negotiated.

For the avoidance of any doubt, UniCredit hereby acknowledges that the transactions described under the above recitals (which includes, for the avoidance of doubts, the execution of the US Facility Agreement and the drawdown of the US Facilities, the creation and perfection of the securities and guarantees, up to the maximum amount not exceeding USD 340,000,000.00 in the aggregate, to be created and/or issued by Kemet and/or any member of the Kemet Group (except for any European member of the Kemet Group, which shall not create or issue any security or guarantee and excluding the assets belonging to Kemet or to Kemet Group located within the European territory) in order to secure the obligation arising under the US Facility Agreement, the execution of the Investor Rights Agreement, the issuance of the warrants to the US Lender (or an affiliate thereof), the implementation and completion of the tender offer in relation to the Notes and, in general, the carrying out of any activity contemplated under the above agreements) are permitted under the Credit Line Agreement.

Any default by Kemet or any member of Kemet Group hereunder shall be considered as an Event of Default under the Credit Line Agreement and/or the Term Sheet, with the consequence of the Mandatory Prepayment of the Facility.

Costs and Expenses

Kemet shall pay all costs and expenses (including legal fees and any taxes or other duties) in connection with this Amendment Agreement, provided however that each Party shall pay the legal fees related to their own advisors for the negotiation, execution and conclusion of this Amendment Agreement.

Applicable Law and Jurisdiction

This Amendment Agreement is governed by Italian law and shall be interpreted in accordance with Italian law.

Any dispute arising with respect to the validity and/or effectiveness and/or the performance of this Amendment Agreement shall be submitted to the exclusive jurisdiction of the Courts of Verona, without prejudice to the mandatory provisions set out in the Italian Civil Procedural Code.

Clause 6.2 is for the benefit of UniCredit only. As a result, UniCredit shall not be prevented from taking proceedings relating to any dispute arising with respect to the validity and/or effectiveness and/or the performance of this Amendment Agreement in any other courts with jurisdiction. To the extent allowed by law, UniCredit may take concurrent proceedings in any number of jurisdictions.

This Amendment Agreement is subject to the condition subsequent (“condizione risolutiva”) that the US Facility Agreement is terminated, for any reason, before 15th November 2012 (the “Condition Subsequent”). Upon occurrence of the Condition Subsequent, this Amendment Agreement shall be automatically terminated: the amortization schedule will be the one valid before this amendment agreement has entered into by the Parties, the expiry date will be 1 July 2011, so that Kemet shall immediately reimburse Unicredit, if the Condition Subsequentoccurs after 1 July 2011.

If you agree to the above, please return the same text of this Amendment Agreement reproduced in your letterhead and dated, initialled on each page and duly signed by you in sign of your confirmation and unconditional and irrevocable acceptance.

Best regards,

KEMET Corporation

/s/ Michael W. Boone

Name: Michael W. Boone

Title: Vice President and Treasurer

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UNICREDIT CORPORATE BANKING SPA